Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the three months ended March 31:



                                                      2008           2007
                                                      ----           ----
                                                    (Dollars in thousands)
Earnings before fixed charges:

       Income before income taxes                   $33,522        $45,995

       Interest and other debt expense               16,313         16,099

       Interest portion of rental expense               352            387
                                                    -------        -------

       Earnings before fixed charges                $50,187        $62,481
                                                    =======        =======

Fixed charges:

       Interest and other debt expense              $16,313        $16,099

       Interest portion of rental expense               352            387

       Capitalized interest                             688            596
                                                    -------        -------

       Total fixed charges                          $17,353        $17,082
                                                    =======        =======

Ratio of earnings to fixed charges                     2.89           3.66